EXHIBIT 23.1
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            Consent of Independent Registered Public Accounting Firm
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The Board of Directors
Central Jersey Bancorp:

We consent to the incorporation by reference in the Registration Statement on Form S-8 filed by Central Jersey Bancorp of our report dated February 2, 2004, except for Note 14, which is as of July 15, 2004, relating to the consolidated balance sheets of Monmouth Community Bancorp and subsidiary as of December 31, 2003 and 2002, and the related consolidated statements of income, changes in shareholders' equity, and cash flows for the years then ended, which report appears in the Registration Statement (No. 333-119476) on Form S-4 of Monmouth Community Bancorp.


                                        KPMG LLP

Short Hills, New Jersey
January 27, 2005